COMPARISON OF CHANGE IN VALUE OF $10,000 INVESTMENT IN  DREYFUS
ASSET ALLOCATION FUND, INC. WITH THE STANDARD & POOR'S 500
COMPOSITE STOCK PRICE INDEX AND A CUSTOMIZED BLENDED INDEX


EXHIBIT A:

                                   STANDARD
                                   & POOR'S
                      DREYFUS         500
                       ASSET       COMPOSITE
 PERIOD              ALLOCATION      STOCK     CUSTOMIZED
                       FUND,         PRICE       BLENDED
                        INC.        INDEX *     INDEX **

 7/1/93                10,000       10,000       10,000
4/30/94                10,099       10,227       10,107
4/30/95                11,535       12,010       11,362
4/30/96                13,342       15,636       13,623
4/30/97                15,542       19,564       15,879
4/30/98                20,878       27,598       20,113

*Source: Lipper Analytical Services, Inc.
**Source: Lipper Analytical Services, Inc., Lehman Brothers and
  Bank Rate Monitor